UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
                      Suspension of Duty to File Reports
                       Under Section 13 and 15(d) of the
                       Securities Exchange Act of 1934.


                                             Commission File Number 333-106848
                                                                    ----------


                    Bombardier Receivables Master Trust I
------------------------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)

                           261 Mountain View Drive
                   Colchester, Vermont 05446 (802) 655-2824
------------------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

        Floating Rate Class A Asset Backed Certificates, Series 2003-1 Floating Rate Class A Asset Backed Certificates, Series 2003-3
------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
------------------------------------------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]         Rule 12h-3(b)(1)(ii) [X]

          Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(2)(i)  [ ]

          Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(ii) [ ]

          Rule 12g-4(a)(2)(ii) [ ]         Rule 15d-6           [ ]

          Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 15
      --

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bombardier Receivables Master Trust I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                        Bombardier Credit Receivables
                                        Corporation on behalf of Bombardier
                                        Receivables Master Trust I


DATE: February 19, 2004                 BY:  /s/ Lawrence F. Assell
                                           ------------------------

                                               Lawrence F. Assell
                                               President



                                      2